Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated January 15, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PQ41

Principal Amount (in Specified Currency): $25,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 		100%

Trade Date: 		January 15, 2008

Original Issue Date: 	January 22, 2008

Stated Maturity Date: 	January 22, 2010

Interest Rate: 		3.50% per annum

Interest Payment Dates: Quarterly on the 22nd of each
January, April, July and October, commencing April 22, 2008

Net Proceeds to Issuer: 100.0%

Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes.

Agent: 			Lehman Brothers Inc.

Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Business Day Convention:  Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, but not in part, at par on the Redemption Dates and subject to the Notice of Redemption stated below.

Redemption Dates: October 22, 2008 and each Interest
Payment Date thereafter

Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice

Repayment: 		Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: No

Yield to Maturity:

Initial Accrual Period:

Specified Currency: 	U.S. dollars

Minimum Denominations: 	$10,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated


PLAN OF DISTRIBUTION
   Under the terms of and subject to the conditions of an Appointment Agreement dated April 25, 2007 and an Appointment Agreement Confirmation dated January 15, 2007 (collectively, the "Agreement") between TMCC and Lehman Brothers Inc., Lehman Brothers Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell the notes identified herein.
Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and
Toyota Financial Services Securities USA Corporation, as amended from time to time, incorporated by reference in the Appointment Agreement, Lehman Brothers Inc. is committed to take and pay for all of the Notes offered hereby, if any are taken.